UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2017

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Explanatory Note
On September 20, 2017, the Securities and Exchange Commission (the “SEC”) declared effective the Registration Statement on Form S-11 (Registration No. 333-217223) (the “Registration Statement”) of Griffin Capital Essential Asset REIT II, Inc., which may be referred to herein as the “Company,” “we,” “our” or “us.” The Registration Statement applies to the offer and sale (the “Offering”) of up to $2.2 billion of shares of our common stock, consisting of up to $2.0 billion of shares in our primary offering and up to $0.2 billion of shares pursuant to our distribution reinvestment plan ("DRP"). In the Offering, the Company will offer to the public four new classes of shares: Class T shares, Class S shares, Class D shares and Class I shares. The share classes have different selling commissions, dealer manager fees and ongoing distribution fees. We are offering to sell any combination of Class T, Class S, Class D and Class I shares with a dollar value up to the maximum offering amount. The purchase price per share for each class of common stock varies from day to day and equals, for each class of common stock, our net asset value ("NAV") for such class, divided by the number of shares of that class outstanding as of the end of business each day, plus applicable selling commissions and dealer manager fees. On September 20, 2017, we reclassified all Class T shares sold in our initial public offering as "Class AA" shares and all Class I shares sold in our initial public offering as "Class AAA" shares. We refer to all Class A shares, Class AA shares and Class AAA shares herein collectively as our IPO shares. As of August 31, 2017, we had 76,307,690 IPO shares outstanding. We are offering Class T, Class S, Class D and Class I and IPO shares pursuant to our DRP.

The purpose of this Current Report on Form 8-K is to disclose certain events that have taken place in connection with the effectiveness of the Registration Statement and the commencement of the Offering.

Item 1.01    Entry into a Material Definitive Agreement.

Dealer Manager Agreement

In connection with the Offering, on September 18, 2017, the Company entered into a dealer manager agreement and associated form of participating dealer agreement (the "Dealer Manager Agreement") with Griffin Capital Securities, LLC (the “Dealer Manager”), which is an entity affiliated with the Company’s advisor, Griffin Capital Essential Asset Advisor II, LLC (the “Advisor”). The terms of the Dealer Manager Agreement are substantially similar to the terms of the dealer manager agreement from our initial public offering, except as it relates to the share classes offered and the fees to be received by the Dealer Manager. Pursuant to the Dealer Manager Agreement, we agree that we will pay to the Dealer Manager selling commissions of up to 3.0% of the total purchase price for each sale of Class T shares and selling commissions of up to 3.5% of the total purchase price for each sale of Class S shares. We will not pay to the Dealer Manager any selling commissions in respect of the purchase of any Class D shares, Class I shares or DRP shares. We also agree that we will pay to the Dealer Manager dealer manager fees of up to 0.5% of the total purchase price for each sale of Class T shares. We will not pay to the Dealer Manager any dealer manager fees in respect of the purchase of any Class S shares, Class D shares, Class I shares or DRP shares. Substantially all of the selling commissions and dealer manager fees may be reallowed by the Dealer Manager to the participating broker-dealers who sold the shares giving rise to such selling commissions and dealer manager fees. In addition, we agree that we will pay to the Dealer Manager a distribution fee (the “Distribution Fee”) that accrues daily in an amount equal to: (i) for Class T shares, 1/365th of 1.0% of the NAV of the outstanding Class T shares for each day, consisting of an advisor Distribution Fee of 1/365th of 0.75% and a dealer Distribution Fee of 1/365th of 0.25% of the NAV of the Class T shares for each day; (ii) for Class S shares, 1/365th of 1.0% of the NAV of the outstanding Class S shares for each day; and (iii) for Class D shares, 1/365th of 0.25% of the NAV of the outstanding Class D shares for each day. The Dealer Manager is not entitled to any Distribution Fee with respect to Class I shares. The Dealer Manager may reallow all or a portion of the Distribution Fee to participating broker-dealers who sold shares giving rise to such Distribution Fee to the extent the participating dealer agreement with such participating broker-dealer provides for such a reallowance and such participating broker-dealer is in compliance with the terms of such participating dealer agreement. The foregoing description of the Dealer Manager Agreement is qualified in its entirety by reference to the terms of the Dealer Manager Agreement, which is filed as Exhibit 1.1 hereto.

Amended and Restated Advisory Agreement

In connection with the Offering, on September 20, 2017, the Company entered into an Amended and Restated Advisory Agreement with the Advisor (the "Amended and Restated Advisory Agreement"). The Amended and Restated Advisory Agreement is substantially similar to our prior advisory agreement with our Advisor, except that we will not pay the Advisor any acquisition, financing or other similar fees from proceeds raised in the Offering in connection with making investments and will instead pay the Advisor an advisory fee that will be payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 1.25% of the NAV for each class of common stock for each day. The foregoing description of the Amended and Restated Advisory Agreement is qualified in its entirety by reference to the terms of the Amended and Restated Advisory Agreement, which is filed as Exhibit 10.1 hereto.

Third Amended and Restated Operating Partnership Agreement

In connection with the Offering, on September 20, 2017, the Company, as general partner of Griffin Capital Essential Asset Operating Partnership II, L.P. (the "Partnership"), entered into a Third Amended and Restated Limited Partnership Agreement of the Partnership (the "Third Amended and Restated Operating Partnership Agreement") on behalf of itself and the limited partners. The Third Amended and Restated Operating Partnership Agreement is substantially similar to our prior limited partnership agreement, except that it has been updated to reflect changes to the distributions and fees to which the Advisor is entitled, include additional classes of Partnership units, and make other conforming changes. Under the Third Amended and Restated Operating Partnership Agreement, the Advisor holds a special limited partner interest in the Partnership that entitles it to receive a distribution from the Partnership equal to 12.5% of the Total Return, subject to a 5.5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined in the Third Amended and Restated Operating Partnership Agreement), which replaces the previous distribution structure. Such performance distribution will accrue daily and be paid annually. The foregoing description of the Third Amended and Restated Operating Partnership Agreement is qualified in its entirety by reference to the terms of the Third Amended and Restated Operating Partnership Agreement, which is filed as Exhibit 10.2 hereto.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Articles of Amendment and Articles Supplementary

In connection with the Offering, effective September 20, 2017, the Company amended its First Articles of Amendment and Restatement by filing Articles of Amendment to (i) increase the number of authorized shares of stock to 1,000,000,000 shares; (ii) change the designation of the Class T common stock to “Class AA common stock,” $0.001 par value per share; and (iii) change the designation of the Class I common stock to “Class AAA common stock,” $0.001 par value per share. In addition, the Company further amended its First Articles of Amendment and Restatement by filing Articles Supplementary to redesignate certain existing share classes into Class T, Class S, Class D and Class I shares having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption as set forth in the Articles Supplementary. The foregoing description of the Articles of Amendment and Articles Supplementary is qualified in its entirety by reference to the terms of the Articles of Amendment and Articles Supplementary, which are filed as Exhibit 3.1 and Exhibit 3.2 hereto, respectively.

Our Class T, Class S, Class D and Class I shares will be subject to class-specific fee and expense allocations, as described in the most recent prospectus for a public offering of such shares. The payment of class-specific expenses will result in different amounts of distributions being paid with respect to each class of shares. In addition, as a result of the different ongoing fees and expenses allocable to each share class, each share class could have a different NAV per share, as determined in accordance with our valuation policies (described further under Item 8.01 below). We do not expect distribution fees to cause different NAV amounts for the applicable share classes, except in the unlikely event that the distribution fees exceed the amount otherwise available for distribution to holders of Class T shares, Class S shares or Class D shares in a particular period (prior to the deduction of the distribution fees). If the distribution fees exceed the amount otherwise available for distribution to holders of Class T shares, Class S shares or Class D shares, the excess will reduce the estimated NAV per share of each Class T share, Class S share and Class D share, as applicable.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds thereof, will be distributed among the holders of Class T, Class S, Class D, Class I and IPO shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of shares of such class then outstanding. If there are remaining assets available for distribution to our common stockholders after each class has received its NAV (which is not likely because NAV would be adjusted upward prior to the liquidating distribution), then any such excess will be distributed to holders of our Class T, Class S, Class D, Class I and IPO sharesc ratably in proportion to the respective NAV for each class.

Other than the differing allocable fees and expenses and the potential for differing NAVs per share, our Class T, Class S, Class D, Class I and IPO shares have virtually identical rights and privileges, such as identical voting rights.

Item 7.01    Regulation FD Disclosure

On September 20, 2017, the Company sent a letter to stockholders to provide information regarding the Offering. A copy of the letter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
On September 20, 2017, Griffin Capital Company, LLC, the Company’s sponsor, issued a press release on behalf of the Company, announcing the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the SEC, the information in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01    Other Events.

Net Asset Value Calculation and Valuation Procedures

Valuation Procedures

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. As a public company, we are required to issue financial statements generally based on historical cost in accordance with GAAP as applicable to our financial statements. To calculate our NAV for the purpose of establishing a purchase and redemption price for our shares, we have adopted a model, as explained below, which adjusts the value of certain of our assets from historical cost to fair value. As a result, our NAV may differ from the amount reported as stockholder’s equity on the face of our financial statements prepared in accordance with GAAP. When the fair value of our assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the Financial Accounting Standards Board ("FASB") Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. Although we believe our NAV calculation methodologies are consistent with standard industry practices, there is no established guidance among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

Independent Valuation Firm

With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S., Inc. to serve as our Independent Valuation Firm with respect to the daily valuation of our real property portfolio. The compensation we pay to our Independent Valuation Firm will not be based on the estimated values of our real property portfolio. Our board of directors, including a majority of our independent directors, may replace the Independent Valuation Firm. We will promptly disclose any changes to the identity or role of the Independent Valuation Firm in this prospectus and in reports we publicly file with the SEC.

The Independent Valuation Firm discharges its responsibilities in accordance with our real property valuation procedures described below and under the oversight of our board of directors. Our board of directors is not involved in the day-to-day valuation of the real property portfolio, but periodically receives and reviews such information about the valuation of the real property portfolio as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Firm is responsible for providing our real property valuations, our Independent Valuation Firm is not responsible for and does not prepare our daily NAV.

At this time, the Independent Valuation Firm is engaged solely to provide our daily real property portfolio valuation and to help us manage the property appraisal process, but it may be engaged to provide additional services, including providing an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise), in the future. Our Independent Valuation Firm and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for our Advisor and its related parties, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable appraisal report.

Real Property Portfolio Valuation

Daily Valuation Process

The real property portfolio valuation, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm quarterly with periodic updates for events that have a material impact on our gross asset value. The Independent Valuation Firm will provide an “Accrual Schedule” that includes the estimated Market Value of each property and the Prospective Value of each property at the end of the quarter. The Accrual Schedule estimates the value of each property on a daily basis based on the Market Value and Prospective values on a straight-line basis. The daily accrual excludes anticipated capital expenditures, which will be accrued as the capital is incurred. The initial Accrual Schedule provided by the Independent Valuation Firm reflects four months between the Market Value and the Prospective Market Value (e.g. September 1, 2017 to December 31, 2017). The foundation for this valuation is periodic third-party appraisals, as discussed further below. However, the Independent Valuation Firm will adjust a real property’s valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). For example, an unexpected renewal or termination of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or material capital market events, among others, may cause the value of a property to change materially. The Accrual Schedule is updated with any value change due to an event during the quarter. Furthermore, the value of our properties will be determined on an unencumbered basis. The effect of property level debt on our NAV is discussed further below.

Using information derived from a variety of sources including, but not limited to, the property’s most recent appraisal, information from management and other information derived through the Independent Valuation Firm’s database, industry data and other sources, the Independent Valuation Firm will determine the appropriate adjustment to be made to the estimated value of the property based on material events, which may include a change to underlying property fundamentals or cash flows or a change in overall market conditions. The Independent Valuation Firm will collect all reasonably available material information that it deems relevant in valuing our real estate portfolio. The Independent Valuation Firm will rely in part on property-level information provided by our Advisor, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Upon becoming aware of the occurrence of a material event impacting property-level information, the Advisor will promptly notify the Independent Valuation Firm. For the avoidance of doubt, the Independent Valuation Firm is not researching property, tenant or market data on a daily basis. On a daily basis, neither the appraisers nor Independent Valuation Firm may be aware of all material events relevant to a property, including but not limited to property issues, changes in market conditions, ordinance and regulatory changes, or tenant changes. Any adjustment to the valuation of a property will be performed as soon as practicable after a determination that a material change with respect to such property has occurred and the financial effects of such change are quantifiable by the Independent Valuation Firm. However, rapidly changing market conditions or material events may not be immediately reflected in our daily NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is higher or lower than the adjusted value of our NAV after material events have been considered. Any such adjustments are estimates of the market impact of material events to the appraised value of the property, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information readily available at that time. As part of the oversight by our board of directors, on a periodic basis the Independent Valuation Firm will provide our board of directors with reports on its valuation activity.
The primary methodology anticipated to be used to value properties is the income approach, whereby value is derived by determining the present value of an asset’s stream of future cash flows (for example, discounted cash flow analysis and direct capitalization). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparisons, replacement cost, and direct capitalization approaches. Because the property valuations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated value of our real property assets may differ from their actual realizable value or future appraised value. Our real estate portfolio valuation may not reflect the liquidation value or net realizable value of our properties because the valuations performed by the Independent Valuation Firm involve subjective judgments and do not reflect transaction costs associated with property dispositions. However, as discussed below, in some circumstances such as when an asset is anticipated to be acquired or disposed, we may apply a probability weighted analysis to factor in a portion of potential transaction costs in our NAV calculation.

Each individual appraisal report for our assets (discussed further below) will be addressed solely to us to assist the Independent Valuation Firm in providing our real property portfolio valuation. Our Independent Valuation Firm’s valuation reports will not be addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its valuation reports, our Independent Valuation Firm will not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

In conducting its investigation and analyses, our Independent Valuation Firm will take into account customary and accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us or our Advisor. Although our Independent Valuation Firm may review information supplied or otherwise made available by us or our Advisor for reasonableness, it assumes and relies upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and does not undertake any duty or responsibility to verify independently any of such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our Independent Valuation Firm, our Independent Valuation Firm will assume that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of directors and Advisor, and will rely upon us to advise our Independent Valuation Firm promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of its review.

In performing its analyses, our Independent Valuation Firm will make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Valuation Firm will assume that we have clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Valuation Firm’s analysis, opinions and conclusions will be necessarily based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect our Independent Valuation Firm’s analysis, opinions and conclusions. Our Independent Valuation Firm’s appraisal reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the analysis, opinions and conclusions set forth therein.

The analyses performed by our Independent Valuation Firm will not address the market value of our common stock. Furthermore, the prices at which our real estate properties may actually be sold could differ from our Independent Valuation Firm’s analyses.

Property Appraisals

Periodic real property appraisals serve as the foundation of the Independent Valuation Firm’s daily real property portfolio valuation. The overarching principle of these appraisals is to produce valuations that represent fair and accurate estimates of the unencumbered values of our real estate or the prices that would be received for our real properties in arm’s-length transactions between market participants before considering underlying debt. The valuation of our real properties determined by the Independent Valuation Firm may not always reflect the value at which we would agree to buy or sell such assets and the value at which we would buy or sell such assets could materially differ from the Independent Valuation Firm’s estimate of fair value. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real properties to any prospective or existing investor.

Beginning in 2018, we will obtain ongoing third-party appraisals pursuant to schedules prepared by the Independent Valuation Firm and our Advisor that are designed to conduct third-party appraisals on each of our properties throughout any given calendar year. In order to provide a smooth and orderly appraisal process, we will value the properties in our portfolio on a rolling basis at least each quarter, although we may have more or less appraised in a quarter. Quarterly updates will be provided by the Independent Valuation Firm for all properties not appraised in a given quarter. In no event will a calendar year pass without having each and every property valued by a third-party appraisal unless such asset is bought or sold in such calendar year. Newly acquired properties will generally be valued at cost, which we expect to represent fair value at that time. Generally, acquisition costs and expenses will be included in the cost of the investment. Beginning in 2018, each property will then be valued by an independent third-party appraisal firm within twelve months after acquisition and thereafter will be part of the appraisal cycle described above such that they are appraised at least every calendar year. Properties purchased as a portfolio may be valued as a single asset.

Each third party appraisal is performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation and reviewed by the Independent Valuation Firm for reasonableness. Upon conclusion of the appraisal, the independent third-party appraisal firm prepares a written report with an estimated range of gross market value of the property. Concurrent with the appraisal process, our Advisor values each property and, taking into account the appraisal, among other factors, determines the appropriate valuation within the range provided by the independent third-party appraisal firm. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). We believe our policy of obtaining appraisals by independent third parties will meaningfully enhance the accuracy of our NAV calculation. The appraisal firms were chosen from a list of firms pre-approved by our board of directors, including a majority of our independent directors, based on their qualifications. Any appraisal provided by an independent third-party appraisal firm will be performed in accordance with our valuation procedures. The Independent Valuation Firm confirms the reasonableness of the appraisal before reflecting any valuation change in its valuation of our real property portfolio. If the Independent Valuation Firm and the Advisor disagree with the third-party appraisal, the Independent Valuation Firm and the Advisor may, at their discretion, appoint another third-party appraiser or the Independent Valuation Firm may appraise the property. However, our Advisor is ultimately responsible for the day-to-day operations of the process approved by the board of directors applicable to the determination of our NAV. Real estate appraisals are reported on a free-and-clear basis (for example, no mortgage), irrespective of any property-level financing that may be in place. Such property-level financings ultimately are factored in and do reduce our NAV in a manner described in more detail below.

Portfolio Assets, Joint Ventures and Developments

Properties purchased or operated as a portfolio or held in a joint venture that acquires properties over time may be valued as a single asset, which may result in a different value than if they were valued as individual assets. Investments in joint ventures that hold properties are valued by the Independent Valuation Firm in a manner that is consistent with the procedures described above and approved by our board of directors, including a majority of our independent directors, with the agreed approach taking into account the size of our investment in the joint venture, the assets owned by the joint venture, the terms of the joint venture including any promotional interests, minority discount and control, if applicable, and other relevant factors. Development assets, if any, will be valued at cost plus capital expenditures and will join the appraisal cycle upon the earlier of stabilization or 24 months from substantial completion.

Valuation of Real Estate-Related Liabilities

Our real estate-related liabilities consist of financing for our portfolio of assets. These liabilities are usually included in our determination of NAV in accordance with GAAP. Costs and expenses incurred to secure the financing are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

There are some circumstances where liabilities may be included in our determination of NAV using an alternative methodology to GAAP. For example, if a loan amount exceeds the value of the underlying real property and the loan is otherwise a non-recourse loan, we will assume an equity value of zero for purposes of the combined real property and the loan in the determination of our NAV. Another example would be if a loan restructure or modification has caused the legal liability of the loan to significantly deviate from the carrying value according to GAAP, we would recognize the legal liability rather than the GAAP determination of the liability.

NAV and NAV per Share Calculation

We are offering to the public four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares. Our NAV is calculated for each of these classes and our Class A shares, Class AA shares and Class AAA shares after the end of each business day that the New York Stock Exchange is open for unrestricted trading by our NAV Accountant, ALPS Fund Services, Inc., a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace our NAV Accountant with another party, including our Advisor, if it is deemed appropriate to do so.

At the end of each such trading day, before taking into consideration accrued distributions or class-specific expense accruals, any change in the aggregate company NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate company NAV. Changes in the aggregate company NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, real estate-related liabilities, and daily accruals for income and expenses (including the allocation/accrual of any performance distribution and accruals for advisory fees and distribution fees) and distributions to investors.

Our most significant source of net income is property income. We accrue estimated income and expenses on a daily basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. For the first month following a property acquisition, we calculate and accrue portfolio income with respect to such property based on the performance of the property before the acquisition and the contractual arrangements in place at the time of the acquisition, as identified and reviewed through our due diligence and underwriting process in connection with the acquisition. For the purpose of calculating our NAV, all organization and offering costs reduce NAV as part of our estimated income and expense accrual. On a periodic basis, our income and expense accruals are adjusted based on information derived from actual operating results.

Our liabilities are included as part of our NAV calculation generally based on GAAP. Our liabilities include, without limitation, property-level mortgages, accrued distributions, the fees payable to the Advisor and the dealer manager, accounts payable, accrued company-level operating expenses, any company or portfolio-level financing arrangements and other liabilities.

Following the calculation and allocation of changes in the aggregate company NAV as described above, NAV for each class is adjusted for accrued distributions and the accrued distribution fee, to determine the current day’s NAV. Selling commissions and dealer manager fees, which are effectively paid by purchasers of Class T and Class S shares in the primary offering at the time of purchase, because the purchase price of such shares is equal to the applicable NAV per share plus the applicable selling commission and/or dealer manager fee, have no effect on the NAV of any class.

NAV per share for each class is calculated by dividing such class’s NAV at the end of each trading day by the number of shares outstanding for that class on such day.

Under GAAP, we will accrue the full cost of the distribution fee as an offering cost for Class T, Class S, and Class D shares up to the 9.0% limit at the time such shares are sold. For purposes of NAV, we will recognize the distribution fee as a reduction of NAV on a daily basis as such fee is accrued. We intend to reduce the net amount of distributions paid to stockholders by the portion of the distribution fee accrued for such class of shares, so that the result is that although the obligation to pay future distribution fees is accrued on a daily basis and included in the NAV calculation, it is not expected to impact the NAV of the shares because of the adjustment to distributions.

The table below provides a hypothetical illustration of how various factors could affect the calculation of our NAV at the end of any given business day. This table does not reflect that we have seven classes of common stock. As described above and in the footnote to the table below, each class of shares may have a different NAV because certain expenses and fees differ with respect to each class. All amounts shown in the hypothetical calculation below are for illustrative purposes only and are not indicative of our current or projected financial condition or performance. The hypothetical calculation below is for a business day that is not a share redemption date.

Beginning NAV on Hypothetical Business Day (1)	$1,500,000,000
Daily Portion of:
Portfolio Income (Loss) on Real Estate Portfolio and All Other Assets, Before Fees (2)	350,000
Advisory Fee, Distribution Fee, Class AA Stockholder Servicing Fee and Performance Distribution (3)	(160,000)
Accrued Dividend/Distribution	(175,000)
Unrealized/Realized Gains (Losses) on Assets	125,000
NAV Before Sales and Redemptions of Shares	$1,500,140,000
Sales of Shares (4)	2,500,000
Redemptions of Shares (5)	—
Ending NAV on Hypothetical Business Day	$1,502,640,000
____________________________________

(1)	NAV at the beginning of a hypothetical business day will reflect all sales of shares made on the prior business day.

(2)
Portfolio Income (Loss) represents the net accrual of operating income, expenses, debt service costs and offering and organization costs, and excludes the daily portion of the Advisory Fee, Distribution Fee, Class AA Stockholder Servicing Fee and Performance Distribution, shown on the next line in the table above.

(3)
Our share classes may have different expense accruals associated with certain fees and expenses tied to NAV for each share class, which may vary over time primarily due to different class-specific expenses.

(4)	Daily sales of shares at NAV will not increase or decrease our NAV per share for any class because sales of shares on each business day will be made at that day’s NAV.

(5)
Share redemptions are made on a quarterly basis. The redemption price per share for each class of common stock will be equal to our NAV per share for such class generally on the 13th of the month immediately prior to the end of the applicable quarter. Share redemptions will be recorded as of the redemption date each quarter.

Probability-Weighted Adjustments

In certain circumstances, such as in an acquisition or disposition process, we may be aware of a contingency or contingencies that could impact the value of our assets, liabilities, income or expenses for purposes of our NAV calculation. For example, we may be party to an agreement to sell a property at a value different from that used in our current NAV calculation. The same agreement may require the buyer to assume a related mortgage loan with a fair value that is different from that used in our current NAV calculation. The transaction may also involve costs for brokers, transfer taxes, loan assumption fees, and other items upon a successful closing. To the extent such contingencies may affect the value of a property, the Independent Valuation Firm may take such contingencies into account when determining the value of such property for purposes of our NAV calculation. Similarly, we may adjust the other components of our NAV (such as the carrying value of our liabilities or expense accruals) for purposes of our NAV calculation. These adjustments may be made either in whole or in part over a period of time, and both the Independent Valuation Firm and we may take into account (a) the estimated probability of the contingencies occurring and (b) the estimated impact to NAV if the contingencies were to occur when determining the timing and magnitude of any adjustments to NAV.

Oversight by Our Board of Directors

All parties engaged by us in the calculation of our NAV, including our Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions. Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor in making their individual valuations, the final estimated values of our real property portfolio are determined by the Independent Valuation Firm or other pricing sources.

Our Independent Valuation Firm is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate.

Review of and Changes to Our Valuation Procedures

At least once each calendar year our board of directors, including a majority of our independent directors, will review the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm will provide the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm.

Limitations on the Calculation of NAV

The largest component of our NAV will consist of real property investments and, as with any real estate valuation protocol, each property valuation is based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real property investments. Although the methodologies contained in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Further, the NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national stock exchange. Our board of directors may suspend our Offering and the share redemption programs if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets.

Our Initial Daily NAV Calculation and Historical NAV Calculation

On September 19, 2017, our board of directors, at the recommendation of our Nominating and Corporate Governance Committee (the "Nominating and Corporate Governance Committee"), comprised solely of independent directors, approved an estimated value per share of our IPO shares of $9.47 based on the estimated value of our assets less the estimated value of our liabilities, or NAV, divided by the number of shares outstanding, calculated as of September 19, 2017. The valuation was performed pursuant to our valuation procedures described above. We had no outstanding Class T, Class S, Class D or Class I shares as of the date of this Current Report. Until we sell shares of these classes, we will deem the NAV per share of these classes to be the NAV per share of our IPO shares. We will separately compute the NAV per share of each one of these new classes once we have shares of that class outstanding.
As of September 19, 2017, our NAV per share is as follows:

Share Class	NAV per Share
Class A	$9.47
Class AA	$9.47
Class AAA	$9.47
Class T	$9.47
Class S	$9.47
Class D	$9.47
Class I	$9.47

Our Nominating and Corporate Governance Committee approved the engagement of Duff & Phelps, LLC ("Duff & Phelps"), an independent third-party valuation firm, to provide appraised values (the "Appraisal Report") for each of our 27 single-tenant, net-leased properties owned as of September 1, 2017 (the "Appraised Properties") and a calculation of the range of the estimated value per share of our common stock as of June 30, 2017. Duff & Phelps based this range of estimated value per share upon (i) its appraisals of the Appraised Properties, (ii) valuations performed by our Advisor of our other assets and liabilities, and (iii) the estimated value of our mortgage loans and other debt. Duff & Phelps was previously engaged by Griffin-American Healthcare REIT II, Inc. ("GAHR II"), a non-traded real estate investment trust which was previously co-sponsored by our sponsor, to conduct an appraisal of each of the properties in GAHR II's portfolio as of June 30, 2012 and was also engaged by Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), another real estate program sponsored by our sponsor, to conduct an appraisal of each of the properties in GCEAR's portfolio as of December 31, 2012. In addition, Duff & Phelps was previously engaged by us to provide appraised values for each of our properties as of December 31, 2016. Other than the engagement with us and the prior engagements with GAHR II and GCEAR as described herein, Duff & Phelps does not have any direct interests in any transaction with us or our Advisor or its affiliates, and has not performed any other services for us.
After considering all information provided, and based on the Nominating and Corporate Governance Committee's extensive knowledge of our assets and liabilities, the Nominating and Corporate Governance Committee concluded that the range of estimated value per share of our common stock of $8.87 to $10.13, with an approximate mid-range value per share of $9.47, as indicated in the Appraisal Report provided by Duff & Phelps, was reasonable.

Management concluded that as a result of the Offering, the value per share should be updated to September 19, 2017 using information provided by our Independent Valuation Firm and NAV Accountant. Beginning with the mid-point indicated by Duff & Phelps, we brought forward the gross real estate asset value, other liabilities (net), mortgage debt and number of shares outstanding to reflect the NAV per share as of September 19, 2017 as shown in the table below in accordance with our valuation procedures described above. The roll forward resulted in an estimated value per share for our IPO shares of $9.47. The Nominating and Corporate Governance Committee recommended to the board it adopt $9.47 as the estimated value per share for our common stock. The board unanimously agreed upon the estimated value per share for our common stock of $9.47, which determination is ultimately and solely the responsibility of the board.

The table below sets forth the calculation of our estimated value per share as of June 30, 2017, as adjusted, utilizing the real estate values calculated by Duff & Phelps as of September 1, 2017. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Value Per Share Prepared by Duff & Phelps(1)
	Low	Mid-point	High
Gross Real Estate Asset Value (2)	$1,149,700,000	$1,195,950,000	$1,246,020,000
Other liabilities, net (3)	(1,079,000)	(1,079,000)	(1,079,000)
Mortgage Debt (4)	(474,727,000)	(474,727,000)	(474,727,000)
NAV	$673,894,000	$720,144,000	$770,214,000

Number of Shares Outstanding	76,006,325	76,006,325	76,006,325
NAV per Share	$8.87	$9.47	$10.13

(1)	The calculations are based on property information as of September 1, 2017 and balance sheet information as of June 30, 2017.

(2)	The gross real estate asset values were determined by Duff & Phelps in the manner described in detail below.

(3)
Represents current assets (cash and cash equivalents, deposits and other assets) less current liabilities (restricted reserves, due to affiliates, accounts payable and other accrued liabilities) calculated in accordance with accounting principles generally accepted in the United States ("GAAP").

(4)	Total debt calculated in accordance with GAAP, excluding deferred financing costs.

The table below sets forth the calculation of our estimated value per share as of June 30, 2017, as provided by Duff & Phelps, with the adjustments to calculate an estimated value per share as of September 19, 2017.

	Mid-point value provided by Duff & Phelps	Adjustments	Estimated Value as of September 19, 2017
Gross Real Estate Asset Value	$1,195,950,000	$ 1,410,000 (1)	$1,197,360,000
Other (liabilities)/assets, net	(1,079,000)	1,347,000 (2)	268,000
Mortgage Debt	(474,727,000)	—	(474,727,000)
NAV	$720,144,000	$2,757,000	$722,901,000

Number of Shares Outstanding	76,006,325	321,383(3)	76,327,708
NAV per Share	$9.47	$—	$9.47

(1) Adjustment represents estimated appreciation of real estate value as provided by our Independent Valuation Firm.
(2) Represents adjustments to reconcile other assets and other liabilities to estimated balances as of September 19, 2017, as compiled by our NAV Accountant.
(3) Represents shares issued from June 30, 2017 to September 19, 2017.

As of September 19, 2017, we owned 27 real estate assets. The total acquisition cost of these properties was approximately $1.122 billion, excluding acquisition fees and expenses. In addition, through September 19, 2017, we had invested approximately $0.3 million in capital improvements on these real estate assets since inception. As of September 19, 2017, the total value of the Appraised Properties, factoring in the estimated daily accrual amounts from September 1, 2017 to September 19, 2017 as provided in the initial Accrual Schedule from the Independent Valuation Firm, was approximately $1.197 billion.
Duff & Phelps utilized the direct capitalization approach for 12 of the 27 properties in our portfolio with a weighted average of approximately 14.5 years remaining on their existing leases and the discounted cash flow approach for the 15 remaining properties. The following summarizes the range of overall capitalization rates for the 12 properties using the direct capitalization approach, and the range of terminal capitalization rates and cash flow discount rates for the remaining 15 properties valued using the discounted cash flow approach:

			Weighted Average
	Range
Overall Capitalization Rate (direct capitalization approach)	5.50%	7.00%	5.91%
Terminal Capitalization Rate (discounted cash flow approach)	6.50%	9.25%	7.05%
Cash Flow Discount Rate (discounted cash flow approach)	7.00%	10.75%	7.95%
The board believes that the assumptions employed by Duff & Phelps in the income capitalization approach are reasonable and within the ranges used for properties that are similar to our properties and held by investors with similar expectations to our investors. However, a change in the assumptions would impact the calculation of the value of our investments in real estate. For example, assuming all other factors remain unchanged, an increase of 25 basis points in the capitalization rates determined for the Appraised Properties valued using the direct capitalization approach together with an increase of 25 basis points in the discount rates used for the Appraised Properties valued using the discounted cash flow approach would result in a decrease of $0.48 per share from the mid-point of Duff & Phelps' valuation range.  An increase of 5.0% in the capitalization rates determined for the Appraised Properties valued using the direct capitalization approach together with an increase of 5.0% in the discount rates used for the Appraised Properties valued using the discounted cash flow approach would result in a decrease of $0.67 per share from the mid-point of Duff & Phelps' valuation range.  Conversely, a decrease of 25 basis points in these rates would result in an increase of $0.52 per share from the mid-point of the valuation range while a decrease of 5.0% in these rates would result in an increase of $0.71 per share from the mid-point of the valuation range.  Further, each of these assumptions could change by more than 25 basis points, 5.0%, or not change at all.
Set forth below are the components of (i) our initial daily NAV calculation calculated in accordance with our valuation procedures and (ii) our previous most recent NAV calculation, which may be calculated with different procedures than those set forth above.

	As of September 19, 2017	As of December 31, 2016(1)
Gross Real Estate Asset Value	$1,197,360,000	$ 1,139,400,000(2)
Other Assets (Liabilities), net	268,000	(13,881,391)
Mortgage Debt	(474,727,000)	(460,427,720)
Aggregate Company NAV	$722,901,000	$665,090,889

Total Shares Outstanding	76,327,708	70,959,647
NAV per share	$9.47	$9.37

(1)
The December 31, 2016 estimated value per share was based upon the recommendation and valuation of our Advisor in the valuation process prior to our adoption of our daily NAV procedures. We engaged Duff & Phelps, LLC to provide appraisals of our real estate properties and our Advisor performed a valuation of our real estate-related investments, cash, other assets, mortgage debt, and other liabilities. For more information related to the December 31, 2016 estimated value per share and the assumptions and methodologies used by Duff & Phelps, LLC and our Advisor, see our Current Report on Form 8-K filed with the SEC on February 16, 2017.

(2)	Only includes 25 properties. Two subsequent properties (Allstate Insurance Company and Midcontinent Independent System Operator, Inc.) were acquired in 2017.
When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures ("ASC Topic 820"). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. In the determination of our NAV, the value of certain of our assets and liabilities are generally determined based on their carrying amounts under GAAP; however, those principles are generally based upon historic cost and therefore may not be determined in accordance with ASC Topic 820. Readers should refer to our audited financial statements for our net book value determined in accordance with GAAP from which one can derive our net book value per share by dividing our stockholders’ equity by shares of our common stock outstanding as of the date of measurement.
Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm on a daily basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV, and, for purposes of determining our NAV, the assumption of a value of zero in certain instances where the balance of a loan exceeds the value of the underlying real estate properties, where GAAP net book value would reflect a negative equity value for such real estate properties, even if such loans are non-recourse. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from fair value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.
We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to redeem shares under our share redemption programs and our ability to suspend or terminate our share redemption programs at any time. Our NAV generally does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. Our NAV does not reflect fees that may become payable after the date of determination, which fees may not ultimately be paid in certain circumstances, including if we are liquidated or if there is a listing of our common stock. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
Please note that our NAV is not a representation, warranty or guarantee that: (1) we would fully realize our NAV upon a sale of our assets; (2) shares of our common stock would trade at our per share NAV on a national securities exchange; and (3) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.
On any business day, our share sales are made based on the day’s applicable per share NAV. On each business day, our NAV per share for each class is (i) posted on our website, www.griffincapital.com, (ii) made available on our toll-free, automated telephone line, 1-888-926-2688 and (iii) made available on www.nasdaq.com. In addition, on at least a monthly basis, we disclose in a prospectus or prospectus supplement filed with the SEC our NAV per share for each share class for each business day during the prior month. On at least a quarterly basis, we disclose in a prospectus or prospectus supplement filed with the SEC the principal valuation components of our NAV.
Amended and Restated Distribution Reinvestment Plan

In connection with the Offering, the board adopted an Amended and Restated DRP on September 8, 2017. The key change to the DRP is to include the four new share classes under the DRP. The Amended and Restated DRP is effective as of September 30, 2017. This Current Report on Form 8-K serves as the 10 days' notice of an amendment per the terms of the DRP. The foregoing description of the Amended and Restated DRP is qualified in its entirety by reference to the terms of the Amended and Restated DRP, which is filed as Exhibit 4.1 hereto.

IPO Share Redemption Program

In connection with the Offering, the board amended the share redemption program for the IPO shares. The key changes to the IPO share redemption program are (1) that after four years from the purchase date, a stockholder will be eligible to utilize our Class T, Class S, Class D and Class I share redemption program (described further below) and will be able to redeem at 100% of the NAV of the applicable share class and (2) the Company may redeem all shares held by a stockholder in the event that such stockholder fails to maintain the minimum balance of $2,500 of shares of the Company's common stock. This Current Report on Form 8-K serves as the 30 days' notice of an amendment per the terms of the IPO share redemption program. The foregoing description of the IPO share redemption program is qualified in its entirety by reference to the terms of the IPO share redemption program, which is filed as Exhibit 4.2 hereto.

Class T, Class S, Class D and Class I Share Redemption Program

In connection with the Offering, the board adopted a share redemption program for our Class T, Class S, Class D and Class I shares. Under our Class T, Class S, Class D and Class I share redemption program, we will redeem shares as of the last business day of each quarter. The redemption price will be equal to our NAV per share for the applicable class generally on the 13th of the month immediately prior to the end of the applicable quarter. Redemption requests exceeding the quarterly cap will be filled on a pro rata basis. There are several restrictions under our Class T, Class S, Class D and Class I share redemption program. Stockholders generally have to hold their shares for one year before submitting their shares for redemption under the program; however, we will waive the one-year holding period in the event of the death or qualifying disability of a stockholder. Shares issued pursuant to our DRP are not subject to the one-year holding period. In addition, our Class T, Class S, Class D and Class I share redemption program generally imposes a quarterly cap on aggregate redemptions of our Class T, Class S, Class D and Class I shares (including IPO shares that have been held for four years or longer) equal to a value of up to 5% of the aggregate NAV of the outstanding shares of such classes as of the last business day of the previous quarter. Our board of directors may choose to amend, suspend or terminate our Class T, Class S, Class D and Class I share redemption program upon 30 days' notice at any time. The foregoing description of the share redemption program for Class T, Class S, Class D and Class I shares is qualified in its entirety by reference to the terms of the share redemption program for Class T, Class S, Class D and Class I shares, which is filed as Exhibit 4.3 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description
1.1
Dealer Manager Agreement and Participating Dealer Agreement dated September 18, 2017,incorporated by reference to Exhibit 1.1 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223

3.1
Articles of Amendment to First Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.4 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223

3.2
Articles Supplementary of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.5 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223

4.1
Amended and Restated Distribution Reinvestment Plan of Griffin Capital Essential Asset REIT II, Inc.,incorporated by reference to Exhibit 4.3 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223

4.2*	IPO Share Redemption Program
4.3*	Class T, Class S, Class D and Class I Share Redemption Program
10.1
Amended and Restated Advisory Agreement dated September 20, 2017, incorporated by reference to Exhibit 10.7 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223

10.2
Third Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership II, L.P. dated September 20, 2017, incorporated by reference to Exhibit 10.11 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223

99.1*	Letter to Stockholders dated September 20, 2017
99.2*	Press Release dated September 20, 2017

* Filed or furnished herewith.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: September 20, 2017	By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer